Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2025 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – April 29, 2025 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported an increase in interest income of $1,264,000 or 7.5%, as compared to the three months ended March 31, 2024. The increase was predominantly due to increased interest rates and growth in commercial real estate loans. Total interest expense decreased by $31,000 or 0.3% overall. Decreased levels of short-term and long-term borrowings resulted in a decrease of $463,000 in interest expense which was offset by an increase of $508,000 in interest expense related to brokered CDs mainly due to an increase of $29,000,000 in the balance of brokered CDs at March 31, 2025 versus March 31, 2024. The net effect of derivative agreements on net interest income was $165,000 for the three months ended March 31, 2025 compared to $372,000 for the three months ended March 31, 2024. The provision for credit losses increased by $487,000 as compared to the three months ended March 31, 2024 due to loan portfolio growth and two charge-offs completed during the first quarter of 2025.

Non-interest income increased by $415,000 or 30.9% for the three months ended March 31, 2025 as compared to the same period in 2024. Net securities losses improved by $98,000 to $86,000 compared to net securities losses of $184,000 for the three months ended March 31, 2024 as a result of changes in the mark-to-market adjustment on held equity securities. Other non-interest income increased $279,000 mainly due to $235,000 in gains from life insurance proceeds realized during the three months ended March 31, 2025 and a $26,000 increase in ATM and debit card fees.

Non-interest expense decreased during the three months ended March 31, 2025 to $8,649,000. The decrease from the same period in 2024 was mainly the result of a full, non-cash, goodwill valuation impairment charge of $19,133,000 from impairment testing performed as a result of the decrease in the Corporation’s stock price during the first quarter of 2024 as a triggering event. This decrease was offset by $307,000 in other non-interest expense related to a fraud write off in the first quarter of 2025, a $121,000 increase in FDIC insurance, a combined $84,000 increase in furniture and equipment and computer expense related to the replacement of the bank’s ATM fleet, and a $76,000 increase in salaries and employee benefits due to an increase in salaries to offer a more competitive wage in our various markets in an effort to increase employee retention and support the Corporation’s growth, along with higher costs associated with healthcare.

Income tax increased $289,000 during the three months ended March 31, 2025, as compared to the same period in 2024 due to higher overall operating income.

Net income for the three months ended March 31, 2025 was $1,053,000. Net income per share was $0.17 while dividends totaled $0.28 per share for the three months ended March 31, 2025. Net income increased by $19,430,000 as compared to the same period in 2024. The increase was primarily due to the Corporation recognizing goodwill impairment of $19,133,000 in the first quarter of 2024.

Total Assets increased to $1,435,230,000 at March 31, 2025, an increase of $25,532,000 or 1.8% as compared to March 31, 2024. Securities and restricted stocks decreased $31,271,000 or 7.4% and net loans grew $53,838,000 or 6.0% as compared to March 31, 2024. Deposits increased by $63,742,000 or 6.5% at March 31, 2025 as compared to March 31, 2024 due to a $55,448,000 increase in CDs as the Corporation has experienced a shift from transactional deposits to term deposits and a $29,036,000 increase in brokered CDs. These increases were offset by a decrease in other retail deposits of $20,743,000. Stockholders’ equity increased $2,773,000 or 2.7% mainly due to an improvement of $2,679,000 in accumulated other comprehensive loss.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Jack W. Jones at 570-752-3671.